UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ANIXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2011

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 24th Floor, Chicago, Illinois on Thursday, May 12, 2011, at 8:30 a.m., for the following purposes:

(1) to elect 11 directors;

(2) to hold an advisory vote on executive compensation;

(3) to hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2011; and

(5)	to transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2010 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the Company’s website at http://www.anixter.com/IRContacts.

By Order of the Board of Directors

John A. Dul, Secretary

Glenview, Illinois
April 7, 2011

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011.

The 2011 Proxy Statement is available at http://www.anixter.com/Proxy.

The 2010 Annual Report is available at http://www.anixter.com/AnnualReports.

PROXY STATEMENT
VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS AND THEIR FEES
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION CONSULTING FEES
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION 2010 SUMMARY COMPENSATION TABLE
2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
Unit Vesting
2010 OPTION EXERCISES AND STOCK VESTED
2010 PENSION BENEFITS
2010 NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
NON-EMPLOYEE DIRECTOR COMPENSATION(1)
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS
“HOUSEHOLDING” PROXY MATERIALS
CONCLUSION

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS
OF ANIXTER INTERNATIONAL INC.

To Be Held May 12, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc., a Delaware corporation (the “Company,” which as used herein shall mean together with or without its subsidiaries, as the context may require). The Company’s corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to stockholders on or about April 7, 2011. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 2011, at 8:30 a.m., at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, or any adjournment(s) thereof.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, facsimile, internet or other means of communication. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC., 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,000 plus expenses.

VOTING

Shares of common stock, $1.00 par value, of the Company (“Common Stock”) represented by proxies in the accompanying form which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders’ instructions contained therein. Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company prior to or at the meeting written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

As of March 18, 2011, 34,448,935 shares of Common Stock were outstanding. Each stockholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A broker “non-vote” occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have discretionary voting authority to do so and has not received instructions as to how to vote on a particular proposal.

The election of directors will be determined by a plurality vote. An abstention or broker non-vote will result in a nominee receiving fewer votes, but will not count as a vote against the nominee. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card.

The non-binding advisory vote on executive compensation will be determined by a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal. The non-binding advisory vote on the frequency of the vote on executive compensation will be determined by a plurality vote. Your broker will not be able to vote your shares with respect to either proposal if you do not provide instructions to your broker.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

The election as directors of the nominees listed below will be determined by a plurality of the votes. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of the Company’s by-laws. The number of directors has been set by the Nominating and Governance Committee at 11.

The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.

The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity and the ability and commitment to devote sufficient time and energy to Board service.

Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience, governmental experience and experience in managing large or complex organizations.

The following table sets forth the name and age as of March 18, 2011 of each director or nominee for director of the Company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the Company, for the last five years his or her principal occupation(s) and any other directorships held by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940, and family relationships between directors and other directors or executive officers. It also describes the qualifications, experience and selected other biographical information for each director.

Name and Age	Qualifications, Experience and Biographical Information

Lord James Blyth, 70
Director of the Company since 1995; Vice Chairman of MiddleBrook Pharmaceuticals, Inc. from 2008 to 2010; Chairman from 2000 to 2008 of Diageo plc, a global premium beverage company; Senior Advisor since 2007, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank.

Lord Blyth brings to the Board important perspectives in the areas of international business, compensation and governance through his leadership of large multinational companies. He was the former Chief Executive and then Chairman of The Boots Company, a UK-based company involved in retailing, manufacturing and property. His experience on multiple boards provides an important global perspective on management and governance issues, and his experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints.

Name and Age	Qualifications, Experience and Biographical Information

Frederic F. Brace, 53
Director of the Company since 2009; Executive Vice President, Chief Administrative Officer and Chief Restructuring Officer of The Great Atlantic & Pacific Tea Company, a retail food business, since August 2010 (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code); Executive Vice President and Chief Financial Officer from 2002 to 2008, Senior Vice President from 1999 to 2001 and various other management positions since 1988 of UAL Corporation, an air transportation company (in December 2002, UAL Corporation filed for protection under Chapter 11 of the Bankruptcy Code); former director of The Great Atlantic & Pacific Tea Company, of BearingPoint, Inc. and SIRVA, Inc.

Mr. Brace’s experience as the Chief Financial Officer and head of strategy for several large public companies augments the Board’s insight into the Company’s financial and strategic performance. From 2004 through 2008, he served as a director, member of the executive committee and chair of the audit and finance committees of SIRVA, Inc., a relocation logistics services provider. He is one of the Company’s Audit Committee financial experts.

Linda Walker Bynoe, 58
Director of the Company since 2006; President and Chief Executive Officer since 1995 of Telemat Ltd., a project management and consulting firm, and Chief Operating Officer from 1989 to 1995. Director of Simon Property Group, Inc., Prudential Retail Mutual Funds, Northern Trust Corporation, and Trustee of Equity Residential. Former director of Dynegy Inc. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.

Ms. Bynoe’s experience as a director of other large public companies and in management consulting, accounting, strategic planning and corporate governance assists the Board in setting the strategic direction of the Company and in adopting sound internal control and governance practices. She is one of the Company’s Audit Committee financial experts and chairs the Company’s Nominating and Governance Committee.

Robert J. Eck, 52
Director of the Company since 2008, and President and Chief Executive Officer of the Company and of Anixter Inc., a subsidiary of the Company since July 2008; Executive Vice President and Chief Operating Officer of the Company from September 2007 until July 2008; Executive Vice President — Enterprise Cabling and Security Solutions from 2004 to 2007 and Senior Vice President — Physical Security Products and Integrated Supply in 2003 of Anixter Inc.

Mr. Eck has 21 years of experience with the Company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about the capabilities and initiatives of the Company, thereby facilitating the Board’s role in setting strategic direction.

Robert W. Grubbs, 54
Director of the Company since 1997; President and Chief Executive Officer of the Company from 1998 to 2008; President and Chief Executive Officer of Anixter Inc., a subsidiary of the Company, from 1994 to 2008.

Mr. Grubbs’ long experience with the Company in a variety of leadership roles provides an important link to the Company’s history of innovation in the area of supply chain services. Mr. Grubbs was the Company’s Chief Executive Officer for 10 years, presiding over substantial growth in revenues and profitability, and expansion in geographic scope, service offerings and product line. He is a key contributor to the Board’s evaluation of the Company’s strategic plans.

Name and Age	Qualifications, Experience and Biographical Information

F. Philip Handy, 66
Director of the Company since 1986; a private investor; Chief Executive Officer since 2001 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc. and the National Board for Education Sciences; former director of the Florida State Board of Education, WCI Communities, Inc. and Rewards Network Inc.

Mr. Handy’s role as the Chief Executive Officer of a global manufacturer adds to the Board’s international perspective. His membership on the compensation committee of another large public company provides additional perspective to the Company’s Compensation Committee, which he chairs. Mr. Handy recently served as vice-chairman of the Board of the National Board for Education Sciences and as the former chairman of the Florida State Board of Education. His involvement with public policy issues contributes to the Board’s diversity of experience and viewpoints.

Melvyn N. Klein, 69
Director of the Company since 1985; President of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P., from 1987 until 2008; Founder, Melvyn N. Klein Interests; Attorney and counselor-at-law since 1968; Director of Harbert, Inc. and JAKK Holding Corp.

Mr. Klein has served on the Board during the entire evolution of the Company’s strategy and has helped guide it through several challenging economic and financial periods. He has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. His education as an attorney and experience in government and as an entrepreneur, corporate leader and investor assists the Board in its risk evaluation and oversight role. Mr. Klein chairs the Company’s Audit Committee and is one of its financial experts.

George Muñoz, 59
Director of Company since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin & Muñoz since 2001; President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001; Assistant Secretary and Chief Financial Officer of the U.S. Treasury Department from 1993 to 1997; Director of Marriott International, Inc. and Altria Group, Inc.; former director of Esmark (formerly WPSC) and of Archipelago Holdings, Inc.

Mr. Muñoz maintains legal and investment banking practices. As a former President of the Overseas Private Investment Corporation and a former Chief Financial Officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He chairs the audit committees of two large public companies and serves as one of the Company’s Audit Committee financial experts.

Stuart M. Sloan, 67
Director of the Company since 1994; a Principal since 1984 of Sloan Capital Companies, a private investment company; Director of ICO Global Communications (Holdings) Limited; former director of J. Crew Group, Inc., Clearwire Corporation and Rite Aid Corporation.

Mr. Sloan was formerly the Chairman and Chief Executive Officer of a public company and has been a successful investor for over 25 years. His investment activities give him a broad perspective on macroeconomic trends and developments which could affect the Company’s financial performance. He also provides experience serving on the compensation committees of other public companies.

Name and Age	Qualifications, Experience and Biographical Information

Matthew Zell, 44
Director of the Company since 2001; Managing Director since 2001 of Equity Group Investments, L.L.C., a private investment company; President from 1990 to 2001 of Prometheus Technologies, Inc. and its predecessor, an information technology consulting firm; and former director of Desarrolladora Homex S.A. de C.V. Mr. Zell is the son of Samuel Zell.

Matthew Zell’s experience in the field of information technology consulting provides first hand experience in part of the Company’s enterprise cabling market. His role with a private equity firm exposes him to a wide range of businesses and markets. Mr. Zell’s recent experience as a director of Desarrolladora Homex S.A. de C.V. provides additional international perspective to the Board.

Samuel Zell, 69
Director of the Company since 1984, Chairman of the Board of Directors of the Company since 1985; Chairman of Equity Group Investments, L.L.C., a private investment company, since 1999 and its President since 2006; Chairman of the Board of Tribune Company, a diversified media company, since December 2007 and its Chief Executive Officer from December 2007 to December 2009 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code); Trustee and Chairman of the Board of Trustees from October 1996 until its sale in February, 2007, Chief Executive Officer from April 2002 to April 2003 and President from April 2002 until November 2002 of Equity Office Properties Trust, an equity real estate investment trust primarily focused on office buildings; Chairman of the Board since September 2005, Director since 1999, and President, Chairman and Chief Executive Officer from July 2002 until December 2004, of Covanta Holding Corporation (previously known as Danielson Holding Corporation), a waste-to-energy and specialty insurance services company. For more than the past five years Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell is the father of Matthew Zell.

Samuel Zell is an active investor in public and private companies around the world to which he provides strategic direction. He is a well known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with a network of resources across a broad range of industries. Mr. Zell is one of the largest investors in the Company, and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE
NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers.

The Board of Directors encourages our stockholders to carefully review the Executive Compensation and Compensation Discussion and Analysis (“CD&A”) sections of this Proxy Statement for a complete discussion of the Company’s compensation program for named executive officers. Our executive compensation program is designed to closely align executive rewards with the overall return to stockholders and Company performance with the following objectives:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet short and long term performance goals of the Company

•	promote ownership in the Company at a reasonable cost to the Company’s stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with the Company’s corporate governance principles

We believe that the Company’s executive compensation program has been effective in achieving these goals. For example, the Company’s compensation program:

•	is overseen by an independent Compensation Committee

•	employs all executive officers, other than Mr. Letham, “at will” without change of control agreements

•	requires compensation recoupment (“clawback”) in the event of financial restatements

•	has stock ownership guidelines for all executives

•	incorporates a four year vesting period for nearly all equity awards to emphasize long term performance

•	does not allow guaranteed increases in salary, incentive awards or long term equity incentives

•	provides annual incentive awards based on performance only

•	provides pension payments based only on actual years worked and on actual final average pay

•	does not provide tax reimbursement for perquisites for named executive officers, with the exception of relocation expenses

•	does not allow re-pricing or replacing of options or stock appreciation rights

•	does not provide guaranteed annual incentives to senior executives

•	benchmarks all three primary aspects of compensation, targeting the 50th percentile of compensation paid to executives at a comparison group of companies

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As an advisory vote, the result is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders and will carefully consider the outcome when evaluating the Company’s compensation program.

WE RECOMMEND THAT YOU VOTE FOR PROPOSAL 2 AND THE APPROVAL OF THE
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires the Company to submit to our stockholders a resolution subject to an advisory vote to express their preference for the frequency of having an advisory vote on executive compensation. Stockholders can chose once every year, once every two years, or once every three years or to abstain.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company and its stockholders.

In formulating its recommendation, the Board considered the following:

•	A triennial vote will allow stockholders sufficient time to more fully and effectively assess the alignment of the Company’s long term compensation strategies with its financial performance. We believe a shorter review cycle will not allow for a meaningful evaluation of our performance against our compensation practices.

•	Triennial voting will give the Board of Directors, the Compensation Committee and the independent compensation consultant sufficient time to thoughtfully evaluate and respond to stockholder input and to effectively implement any desired changes to the compensation program.

•	The Company’s compensation program has remained consistent for more than 10 years and has served shareholders and the Company well. The Company believes that simplicity, stability and transparency are of primary importance. Any changes should be carefully considered.

•	The annual incentive awards the Company provides correlate with Company performance. For example, the actual payout percentages have ranged from 33% to 146% of the target amounts over the past three years.

•	As noted in Proposal 2, the Company’s compensation program contains current accepted best practices.

•	As a practical matter, any changes to the executive compensation program in response to shareholder concerns would not be fully reflected and disclosed in a future proxy statement until two years following any “say on pay vote”. Therefore, voting more frequently than every three years could create confusion.

•	Stockholders currently have the ability to provide annual feedback on important matters involving executive compensation. As provided in the “Communicating with the Board of Directors and Non-Management Directors” section of this Proxy Statement, the Company allows stockholders an opportunity to communicate with the Board on any issue, including executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting.

We are asking our stockholders to vote for “three years” in response to the following resolution:

“RESOLVED, that stockholders be requested to recommend, in a nonbinding vote, whether the nonbinding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

The option that receives the highest number of votes cast by stockholders will be considered the option selected by stockholders. However, because this vote is advisory, it is not binding on the Company, the Board of Directors or the Compensation Committee. The Board of Directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

WE RECOMMEND THAT YOU VOTE FOR “THREE YEARS” WITH RESPECT TO THE FREQUENCY OF THE NONBINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 4: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for 2011, subject to ratification by the Company’s stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and Independent Auditors and Their Fees section of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2011

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by the Company’s by-laws and Corporate Governance Guidelines. The operations of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on the Company’s website at: http://www.anixter.com/CorporateGovernance.

Code of Ethics

The Company has a longstanding Business Ethics and Conduct Policy which is applicable to all employees, directors and officers, including the principal executive officer, the principal financial officer and the principal accounting officer. The Company’s Global Business Ethics and Conduct Policy can be viewed on the Company’s website at: http://www.anixter.com/Ethics.

Director Independence

The Board determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable New York Stock Exchange and Securities and Exchange Commission rules, as well as any other direct or indirect relationship that the director may have with the Company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, all directors, including Messrs. Crandall and Theobald, other than Mr. Eck and Mr. Grubbs were found to be independent.

Board of Directors

The Board of Directors held four meetings in 2010. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. The Company encourages its directors to attend the Annual Meeting of Stockholders. All directors attended the 2010 Annual Meeting of Stockholders.

Executive Committee

The Executive Committee, currently consisting of Samuel Zell (Chair), Ms. Bynoe and Messrs. Handy and Klein, exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings.

The Executive Committee held no meetings in 2010.

Audit Committee

The Audit Committee currently consists of Messrs. Klein (Chair), Brace, Muñoz and Ms. Bynoe, each of whom are “independent” as defined in the listing standards of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act. No member of the Audit Committee serves on more than three public company audit committees. Each member of the Committee has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee oversees the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and the Company’s internal audit function.

The Audit Committee held 11 meetings in 2010.

Compensation Committee

The Compensation Committee, currently consisting of Mr. Handy (Chair), Lord Blyth, Ms. Bynoe and Messrs. Brace, Klein, Muñoz, and Sloan, each of whom meets the independence requirements of the New York Stock Exchange, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and equity-based grants.

The essential functions of the Committee are to:

•	annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of the Company’s other senior executives, including the executive officers named in this Proxy Statement

•	retain overall responsibility for approving, evaluating, modifying, monitoring and terminating the compensation and benefit plans, policies, and programs of the Company, including all employment contracts, severance and change-in-control agreements, supplemental benefits and perquisites in which executives subject to the Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•	review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

•	select the companies included in the comparison group for senior executive compensation

The Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. Since 2005, the Committee has retained PricewaterhouseCoopers as its outside compensation consultant (the “Consultant”). The Committee may delegate certain of its activities with regard to the Consultant to the Committee Chairman and/or representatives from the Company’s management, as appropriate.

The Committee has directly engaged the Consultant to provide: (1) general advisory services in areas consistent with the Committee’s charter, including Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Committee. Our Chairman of the Board (who is not an executive of the Company), in consultation with the Chairman of the Committee, is responsible for providing the recommendation to the Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Committee by the Consultant. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Committee as appropriate for benchmarking the compensation of the Company’s senior executives. The Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Chairman of the Committee develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by the Consultant and the Chairman of the Committee and presented to the full Committee for review, discussion, final determination and approval.

The Compensation Committee held five meetings in 2010.

Nominating and Governance Committee

The Nominating and Governance Committee, currently consisting of Ms. Bynoe (Chair), Lord Blyth and Messrs. Brace, Handy, Klein, Muñoz and Sloan, each of whom meets the independence requirements of the New York Stock Exchange, identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify the Company’s Secretary no later than 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.

The Nominating and Governance Committee held three meetings in 2010.

Executive Sessions

Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors, as Lead Director, presides over all Board meetings and the executive sessions thereof, including meetings of the independent directors of the Board. The Chair of each Committee presides over executive sessions of that Committee. If the Chairman of the Board is not present, a Lead Director is selected by the independent directors present at the Board meeting, or if the Committee Chair is not present, the presiding director for the Committee meeting is selected by the independent directors present.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of the Company’s strategy and is in the best interest of stockholders.

The Company’s current Chairman, Samuel Zell, is the Company’s largest investor and, as such, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for stockholders.

The Board’s Role in Risk Oversight

Overseeing the Company’s risk management processes and practices is a key function and competence of the Board and its committees.

Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in the Company’s business and its risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation plans; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.

These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.

Communicating with the Board of Directors and Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors may do so by directing such communications to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters

In order to be considered for nomination to the Company’s Board, a nominee may not hold more than five directorships at other public companies unless the nominee gives notice of the intent to resign from the number of boards required to bring the total number of directorships (including the Company) to no more than six. No member of the Company’s Board can hold more than six directorships including the Company’s directorship.

REPORT OF THE AUDIT COMMITTEE

Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and report on internal controls and for reviewing the Company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended (AICPA — Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with us concerning independence. We also considered the compatibility of nonaudit services provided by the auditors to the Company with their independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent auditors. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Melvyn N. Klein, Chair
Frederic F. Brace
Linda Walker Bynoe
George Muñoz

INDEPENDENT AUDITORS AND THEIR FEES

Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2010 and 2009 are set forth below.

Audit Fees

Fees for audit services totaled approximately $3,728,200 in 2010 and approximately $3,718,600 in 2009, including fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services for a compliance attestation report in 2010 and an on-line reference program in both 2009 and 2010, totaled approximately $15,000 in 2010 and approximately $5,000 in 2009.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $402,100 in 2010 and approximately $568,400 in 2009.

All Other Fees

There were no fees for other services in 2010 and 2009.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent auditors each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby furnishes its report to the stockholders of the Company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

F. Philip Handy, Chair
Lord James Blyth
Frederic F. Brace
Linda Walker Bynoe
Melvyn N. Klein
George Muñoz
Stuart Sloan

COMPENSATION CONSULTING FEES

The Compensation Committee has retained PricewaterhouseCoopers (the “Consultant”) as its independent compensation consultant. The Consultant provides the Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers.

In 2010, fees related to providing advice to the Committee were approximately $158,000. Fees related to other services provided by the Consultant to the Company in 2010 were approximately $1,003,000 of which $937,000 related to the administration of the Company’s defined benefit pension plans. The decision to use the Consultant for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Committee.

As part of its annual review process in determining whether to renew the Consultant’s executive compensation consulting engagement, the Committee considers the independence of the Consultant from the other divisions of their firm and from the Company’s management. The Committee retains the Consultant for the upcoming year only after determining that such independence exists. The Committee believes that the nature and scope of the other services provided to the Company do not impair the Consultant’s ability to render independent advice to the Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our compensation program

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including those named in the Summary Compensation Table in this Proxy Statement (“named executive officers”), have been and will continue to be essential to the Company’s success. Accordingly, the objectives of our compensation program are to:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet short and long term performance goals of the Company

•	promote ownership in the Company at a reasonable cost to the Company’s stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with the Company’s corporate governance principles

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to motivate and align individual performance with strategic Company objectives by rewarding and incenting our executives for assuming responsibilities deemed important to the Company’s success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity-based awards for senior executives, which include the named executive officers, are considered together and benchmarked against compensation paid at comparable companies. The Company and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the senior executives. The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. These companies are chosen from organizations of a similar size, or representative range, of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with the Company, such as similar operational models, business sectors and selected financial metrics. The companies in the comparison group for 2010 were: Acuity Brands, Inc., Airgas, Inc., Arrow Electronics, Inc., Avnet, Inc., Brightpoint, Inc., R.R. Donnelley & Sons Company, Fastenal Company, Genuine Parts Company, W.W. Grainger, Inc., Henry Schein, Inc., Interline Brands, Inc., MSC Industrial Direct Co., Inc., Owens & Minor, Inc., Patterson Companies, Inc., United Stationers Inc., Watsco, Inc., and Wesco International, Inc.

The benchmarking data provided by the Consultant shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of the Company’s senior executives. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, are reviewed and considered by the Compensation Committee in reaching its final determination of executive compensation. See Corporate Governance — Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

In addition to the benchmarking data and individual executive performance, another factor affecting 2010 compensation decisions was the lack of a sustained economic recovery from the recession that began to affect the Company in September 2008. As a result, the Company extended, for an additional cycle, the 18 month interval for salary increases that it first implemented in 2009. Therefore, salary increases occurred on July 1, 2010 instead of January 1, 2010 and the next increase for most executives will occur on January 1, 2012. The annual incentive award targets did not change from 2009 to 2010.

Base Salary:  We provide our executives with a fixed level of annual income necessary to attract and retain executives. In the early part of each year, the Compensation Committee meets to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the Company, tenure with the Company and tenure in the particular position. Annual salary adjustments typically are effective as of January 1 of each year. However, for 2010, increases were deferred to July 1, 2010 consistent with the approach taken throughout the Company. Also, any future salary adjustments have been deferred until January 1, 2012, except for one named executive officer, who has been consistently below the 50th percentile of the range paid by the comparison group of companies for a comparable position. This named executive officer received a salary increase effective January 1, 2011. See Subsequent Compensation Decisions section of this Proxy Statement.

Beginning July 1, 2010, Mr. Eck’s base salary was increased by 11.1% from $630,000 to $700,000. This new salary placed him at approximately 19.5% below the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believes that this is an appropriate salary for a recently appointed chief executive officer (he was appointed to the position July 1, 2008) and allows for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Beginning July 1, 2010, the other named executive officers’ base salaries increased as follows: Mr. Letham’s increased from $530,000 to $550,000; Mr. Dosch’s increased from $345,000 to $357,000; Mr. Dul’s increased from $310,000 to $325,000 and Mr. Faber’s increased from $262,000 to $270,000. These base salary rates ranged from 16.7% below to 12.5% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions. Salaries in excess of the 50th percentile reflected factors such as the tenure of the executive in the position and with the Company and relatively greater responsibilities as compared to benchmarked positions. Salaries below the 50th percentile, while reflecting meaningful year-on-year salary increases, lagged behind even more substantial year-over-year increases in the benchmarked salaries for comparable positions.

Annual Incentive Awards:  The Company provides its executives with annual incentive award plans designed to reward performance that supports the Company’s short term performance goals. Annual incentive award plans for senior executives are provided under the Company’s Management Incentive Plan (“MIP”) approved by stockholders in 2004. Under the MIP, each year the Compensation Committee establishes an award pool equal to 3% of the Company’s operating income as reported on the Company’s consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each senior executive. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant.

Each year, the Compensation Committee approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2010, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the Company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the Company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the plan.

The budget process for determining operating earnings and return on tangible capital for 2010 began after the Company completed its 2009 mid-year review and forecast for the remainder of the year. The Company then considered planned actions and the potential for a changed operating environment or specific events that could have an effect on the financial performance of the Company in 2010, and considered the potential magnitude of those effects. Planned actions may include but are not limited to the opening or closing of offices or warehouses in new or existing geographies, initiatives to increase market share or market penetration, new product introductions, the introduction of existing products into new geographies and acquisitions or divestitures. The Company also took into account the completion of large contracts which were not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results.

Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management with responsibilities for various end market sales initiatives, geographic segment profitability or global functional support. The 2010 budget was submitted in November of 2009 to the Board of Directors for review, discussion and approval.

The Company has chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because it believes that these items are among the most meaningful measures of the Company’s performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of the Company’s success because the wholesale distribution industry in which the Company competes is working capital-intensive. The Company’s assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to the Company’s profitability.

Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about the Company’s capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to the short and/or long term success of the Company.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

The target annual incentives are determined so that total cash compensation of senior executives is at approximately the 50th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. For the named executive officers, the 2010 target, threshold and maximum annual incentive award opportunities did not increase from 2009. The target amounts set for the named executive officers for 2010 provided total cash compensation ranging from 25.0% below to 21.7% above this 50th percentile. The same factors that accounted for variances between actual and benchmarked base salaries apply to the variances between actual and benchmarked total cash compensation.

Because the Company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with the Company’s philosophy that senior executives should have a sizable amount of their cash compensation at risk. During the three year period from 2008-2010, annual incentives paid to the senior executives who were named executive officers during this period have ranged from 33% to 146% of their target amounts.

For 2010, (1) the operating earnings component for each senior executive whose plan was based on worldwide operating earnings was established with respect to the executive’s scope of authority, and represented 35% to 60% of the total target annual incentive under the plan; (2) the return on tangible capital component for each senior executive whose plan is based on worldwide return on tangible capital was established with respect to the executive’s scope of authority and represented 20% to 40% of the total target annual incentive under the plan; and (3) the individual objective component of each senior executive’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 10% to 30% of the total target annual incentive under the plan.

The individual qualitative objectives for each named executive officer were as follows:

Mr. Eck:	Develop profit improvement plan; strengthen management team in Asia Pacific; evaluate entry into new businesses; review capital structure; develop regional and local expansion plans for growth.
Mr. Letham:	Optimize receipt and use of cash flow; execute on succession plan; review structure, staffing and auditing of compliance program.
Mr. Dosch:	Assist in strategic plan, board and investor presentations; assume responsibility for Controller, Treasury and Tax functions; complete shared services program implementation.
Mr. Dul:	Implement compliance program changes and develop staffing structure; monitor global claims and contracts; supervise European legal work.
Mr. Faber:	Finalize preparation for implementation of international financial reporting standards; train foreign operations in tax packages; support tax reduction plans.

When the financial results for the year are finalized, calculations of the amounts earned by each of the senior executives pursuant to the terms of his or her annual incentive plan are prepared by management and furnished to the Compensation Committee and the Consultant. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee, for review and approval by the Compensation Committee.

For 2010 the target incentive and the relative weight assigned to each performance goal for each named executive officer were as follows:

	Robert J.	Dennis J.	Ted A.	John A.	Terrance A.
	Eck	Letham	Dosch	Dul	Faber

Target Incentive	$650,000	$475,000	$300,000	$132,000	$105,000
Financial Performance Goals:
Worldwide Operating Earnings	38%	38%	40%	42%	42%
Worldwide Return on Tangible Capital	37%	37%	35%	28%	28%
Individual Objectives	25%	25%	25%	30%	30%

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target incentive amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

The following table sets forth for 2010 the target and payout levels for each financial performance goal, actual performance, and the actual percentage of the target incentive paid.

Worldwide Operating Earnings
Target: $242,224,000
				Actual % of
Worldwide Operating		Actual	% Attainment of	Target
Earnings Tiers	Multiplier	Performance	Target	Incentive Paid

		$266,177,000	109.9%	147%
Less than $204,707,000	.0
$204,707,000	.25
$242,224,000	1.0
$267,467,000 or more	1.5

Worldwide Return on Tangible Capital Target: 19.4%
Worldwide Return on Tangible Capital Tiers

		20.9%	107.7%	142%
Less than 16.6%	.0
16.6%	.25
19.4%	1.0
21.2% or more	1.5

The performance of the named executive officers during 2010 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.5; Mr. Letham: 1.0; Mr. Dosch: 1.1; Mr. Dul: 1.0, and Mr. Faber: 1.0.

Multipliers also apply to the individual objectives. For other than the Chief Executive Officer, the executive’s immediate superior evaluates the executive’s achievement of the objective. Taken into account are any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate superior makes a qualitative judgment about the extent to which the executive has met the Company’s expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5, provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by the MIP on the amount of the aggregate award.

Annual incentive awards paid to the named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement. Discretionary awards, if any are made by the Compensation Committee, are shown in the “Bonus” column of that table.

Equity-Based Awards:  The Company is dedicated to enhancing long-term value for its stockholders, and believes that the best way to ensure its senior executives maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. The Company’s use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of the stockholders at a reasonable cost to the Company and to reward and retain senior executives identified as key to the continuity and success of the business or as high potential succession candidates. Because the Company believes that it is not appropriate to apply the performance-based criteria used to determine annual cash incentives to equity-based compensation, it has historically, and in 2010, chosen to condition the vesting of equity-based awards on the passage of time.

The Company’s Stock Incentive Plan approved by stockholders in 2010, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

Since 2007, the Company has provided long term incentive compensation to named executive officers through a combination of stock options and restricted stock units (RSUs). Stock options provide an element of risk to executives in that value is created for the executives only when value is created for stockholders, and they provide a more leveraged vehicle for accomplishing this objective. RSUs manage potential increased dilution that would result from using only options, and provide executives with outright value that supports executive retention.

In 2010, three named executive officers received a combination of stock options and RSUs. The Compensation Committee manages potential dilution by limiting the use of options. As compared to options, fewer RSUs can be used to meet certain compensation objectives.

The Company generally provides equity-based awards to its senior executives so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects the Company’s practice of leveraging total compensation relative to the benchmark rates which is consistent with the Company’s philosophy that senior executives should receive a sizable amount of their total compensation as equity in the Company. Because the Company benchmarks total compensation for its senior executives rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, the Consultant presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the Company was between the 50th and 75th percentiles. The Compensation Committee did not materially increase the value of long term incentives over the 2009 awards.

With respect to value transfer, the Consultant presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the Company was between the 50th and 75th percentiles in total value transferred in 2010, and between the 50th and 75th percentiles in value transferred to its Chief Executive Officer in 2010. Management also presents the year-end value of all the Company’s outstanding equity-based awards.

The named executive officers received grants of stock options and/or restricted stock units on March 1, 2010. These grants are shown in the Grants of Plan-Based Awards Table in this Proxy Statement.

Pensions:  The Company believes that providing a measure of retirement income to its employees, including its senior executives, is important to the Company’s recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in Company-sponsored plans. For certain highly compensated employees in the U.S. hired before June 1, 2004, the Company provides a non-qualified excess benefit plan which extends the benefit formula in the qualified pension plan to earnings from salary and non-equity incentives which exceed the amount allowed by the Internal Revenue Service (“IRS”) to be included in the calculation of benefits from the qualified plan. All named executive officers other than Mr. Dosch, who was hired after June 1, 2004, participate in the excess benefit plan. Additionally, Mr. Letham participates in a supplemental executive retirement plan (“SERP”) designed to increase his total retirement benefits (qualified plan, excess plan and SERP) at age 65 to 50% of his final average pay. Mr. Letham’s SERP has fully vested. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Deferred Compensation:  The Company believes that providing a method for employees, including its senior executives, to save for retirement on a tax-deferred basis is important to the Company’s recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the Company’s 401(k) plan. For certain highly compensated employees, including its senior executives, the Company provides a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. The Company pays interest on these deferrals and provides an enhanced crediting rate if the Company meets certain pre-determined financial performance goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Perquisites:  Except for Mr. Dosch’s relocation expenses and related tax gross-up, the named executive officers do not receive perquisites.

Termination and Change in Control Payments

The employment agreement with Mr. Letham requires the Company to make severance payments to him in the event he terminates his employment for good reason or the Company terminates his employment other than for cause, as described in the agreement. In the event his termination occurs within two years of a change of control, he will receive the same cash payments as if he was terminated without a change of control, but in addition, all of his unvested equity will vest. These benefits were determined to be reflective of the market at the time they were negotiated, and the Compensation Committee believes these payments are fair and proper consideration for the agreement of this executive to post-employment restrictive covenants.

See Potential Payments Upon Termination or Change in Control section of this Proxy Statement for additional discussion of this agreement and payments provided therein.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is the policy of the Company to structure its incentive and equity-based compensation in a manner that will minimize the impact of limitations imposed by Section 162(m) to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest. The Company’s grants of stock options under its Stock Incentive Plans and awards under its Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under the Company’s Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Section 280G of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation deemed to constitute “excess parachute payments” under that section. We believe Mr. Letham’s employment agreement has been structured so that termination payments will not trigger the application of Section 280G.

Stock Ownership Guidelines

The Company’s directors and senior executives, including the named executive officers, are required by the Company’s Corporate Governance Guidelines to hold equity in the Company valued at a multiple of their base salaries or, in the case of directors, their annual retainer. The value of shares owned, vested RSUs and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines. The Company’s Global Business Ethics and Conduct Policy prohibits hedging against a decline in the Company’s share price.

The multiples for the named executive officers and directors are:

Chief Executive Officer:	five times base salary
Chief Financial Officer:	four times base salary
All other senior executives:	two times base salary
Directors:	three times annual retainer

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five year timeframe.

Executives are not subject to minimum holding periods; however, in the event an executive does not meet the Company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.

Timing of Awards

Annual incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in February each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual incentive targets and equity-based awards for the current year are also determined at the February meeting, after the Board of Directors has approved the operating budgets for the year, the Consultant has provided benchmarking data and management has formulated its recommendations.

Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion, the Compensation Committee will make grants on a date other than March 1.

These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of the Company’s stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

The Company’s employment agreement with Mr. Letham gives the Company the right of recoupment, if required by law, to the extent compensation, in any form, is awarded or is paid based on the reported financial results of the Company or its affiliates and such financial results are subsequently required to be restated by the Company’s independent auditors. To the extent permitted by law, the Company may seek to recoup any amounts paid to other executives under similar circumstances.

Beginning in 2010, all annual incentive and long term incentive awards to senior executives are expressly conditioned upon the Company’s right to recoup a portion or all of any such award granted in respect of any fiscal year for which the financial results of the Company are restated.

Subsequent Compensation Decisions

The Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2011, except that the effective date of any base salary and annual incentive target increases has been deferred from January 1, 2011 to January 1, 2012. One named executive officer, who has been consistently below the 50th percentile of the range paid by the comparison group of companies for comparable positions, received salary and incentive award target increases effective January 1, 2011. The value of equity awards for the senior executive group was approximately 87% of the value awarded in 2010.

EXECUTIVE COMPENSATION

2010 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company for the years ended December 31, 2010, January 1, 2010 and January 2, 2009.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation
Name and		Salary	Bonus	Awards	Awards		Compensation	Earnings		All Other
Principal Position	Year	($)(1)	($)	($)(2)	($)(2)		($)(3)	($)(4)		Compensation ($)		Total ($)

Robert J. Eck	2010	665,000	0	1,000,012	999,934	(5)	948,350	359,944	(6)	4,125	(7)	3,977,365
President & Chief	2009	630,000	0	750,014	750,005		243,750	302,822		5,903		2,682,494
Executive Officer	2008	549,615	31,250	949,993	950,016		187,500	248,155		6,364		2,922,893
Dennis J. Letham	2010	540,000	0	1,199,980	0		633,650	500,856	(8)	4,125	(7)	2,878,611
Executive Vice	2009	530,000	0	1,199,987	0		178,125	964,100		9,905		2,882,117
President — Finance and	2008	500,000	28,125	549,995	550,011		168,750	886,758		12,898		2,696,537
Chief Financial Officer
Ted A. Dosch	2010	351,000	0	149,998	149,990	(5)	408,000	2,689	(9)	58,989	(10)	1,120,666
Senior Vice President —	2009	325,096	0	275,013	0		96,000	2,084		117,006		815,199
Global Finance
John A. Dul	2010	317,500	0	174,983	174,980	(5)	173,415	100,199	(11)	4,125	(7)	945,202
Vice President —	2009	310,000	0	149,991	150,877		47,000	95,930		6,014		759,812
General Counsel and Secretary	2008	290,000	3,750	225,007	225,008		56,250	93,948		6,318		900,281
Terrance A. Faber	2010	266,000	0	249,982	0		137,860	71,151	(12)	4,125	(7)	729,118
Vice President —	2009	262,000	0	450,002	0		43,000	77,114		5,903		838,019
Controller	2008	250,000	7,500	275,030	274,994		45,000	57,532		6,115		916,171

(1)	The amounts in this column reflect salary earned by each named executive officer for the applicable year. Annual salary rate increases were effective as of January 1 for 2008 and 2009. In 2010, the salary rate increase was effective as of July 1.

(2)	The amounts in these columns are the grant date fair value of restricted stock awards and option awards computed in accordance with FASB ASC Topic 718 for each fiscal year shown. For an explanation of assumptions used in valuing the awards, see Note 8 to the Consolidated Financial Statements contained in the Company’s 2008 Form 10-K, Note 9 to the Consolidated Financial Statements contained in the Company’s 2009 Form 10-K and Note 11 to the Consolidated Financial Statements contained in the Company’s 2010 Form 10-K.

(3)	This column shows the cash incentive payments the Company awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)	Amounts shown in this column include the annual increase for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all Company defined benefit plans. See Note 10 to the Consolidated Financial Statements contained in the Company’s 2010 Form 10-K. This column also includes above market earnings on deferred compensation in 2008 and 2010. There were no above market earnings on deferred compensation in 2009.

(5)	In accordance with the anti-dilution provisions of the Company’s Stock Incentive plans, the number of outstanding options and the exercise prices were adjusted to reflect the special dividend declared on September 23, 2010. This adjustment did not affect the grant date fair value.

(6)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $355,634 and above market earnings on deferred compensation of $4,310.

(7)	Consists of 401(k) matching contribution.

(8)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $489,286 and above market earnings on deferred compensation of $11,570.

(9)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $2,599 and above market earnings on deferred compensation of $90.

(10)	Includes 401(k) matching contribution of $3,536 and Company payment of relocation expenses of $55,453, which included tax gross-up of $19,228 related to the relocation expenses.

(11)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $97,665 and above market earnings on deferred compensation of $2,534.

(12)	Includes the annual increase for the fiscal year in the actuarial present value of the accumulated benefit under all Company defined benefit plans of $70,898 and above market earnings on deferred compensation of $253.

Employment Agreements

During 2010, the Company was a party to an Employment Agreement dated as of January 1, 2006 with Mr. Letham which provided for certain compensation and benefits during employment:

Salary:  Annual base salary must be at least $385,000 for Mr. Letham. Salary cannot be reduced except with his consent or in connection with an overall reduction in salary paid to senior executives of the Company as a group.

Annual Incentives:  Mr. Letham is eligible to participate in the Management Incentive Plan and the target annual incentive amount must be at least $365,000. The target incentive amount cannot be reduced except with his consent or in connection with an overall reduction in the target incentive amount paid to senior executives of the Company as a group.

Other Benefits:  Mr. Letham is eligible to participate in the Company’s 2001 Stock Incentive Plan and successor plans in accordance with their terms and is eligible for other employee benefits on the same basis as other similarly situated senior executives.

2010 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2010 and (2) restricted stock units and options awarded in 2010.

						All Other	All Other
						Stock	Awards:		Grant Date
			Estimated Future Payouts			Awards:	Number of	Exercise or	Fair Value of
			Under Non-Equity Incentive			Number of	Securities	Base Price	Stock and
		Committee	Plan Awards(2)			Shares of	Underlying	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	Date(1)	($)	($)	($)	Units (#)	(#)(3)	($/Sh)(3)	($)(4)

Robert J. Eck		2/17/10	162,500	650,000	975,000	0	0	0	0
	3/1/10	2/17/10				23,414	58,480	42.71	2,000,020
Dennis J. Letham		2/17/10	118,750	475,000	712,500	0	0	0	0
	3/1/10	2/17/10				28,096 (5)	0	0	1,199,980
Ted A. Dosch		2/17/10	75,000	300,000	450,000	0	0	0	0
	3/1/10	2/17/10				3,512	8,772	42.71	299,999
John A. Dul		2/17/10	33,000	132,000	198,000	0	0	0	0
	3/1/10	2/17/10				4,097	10,234	42.71	349,984
Terrance A. Faber		2/17/10	26,250	105,000	157,500	0	0	0	0
	3/1/10	2/17/10				5,853	0	0	249,982

(1)	The Compensation Committee generally approves equity awards at its February meeting, to be granted on the following March 1. March 1 was chosen as the annual grant date to reduce the administrative burden in issuing awards with varying grant dates.

(2)	Payouts under the Management Incentive Plan were based on performance in 2010, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2010. Actual amounts paid under the Management Incentive Plan for 2010 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(3)	The number of outstanding options and their exercise prices were adjusted in accordance with the anti-dilution provisions of the Company’s Stock Incentive Plan to reflect the special dividend declared on September 23, 2010. The adjusted number of options and the adjusted exercise prices are set forth in the Outstanding Equity Awards at 2010 Fiscal Year-End Table of this Proxy Statement.

(4)	Calculated in accordance with FASB ASC Topic 718. Except as otherwise noted, the stock options and/or restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2010 grant date. The exercise price of the option awards was $42.71, which represents the Company’s closing stock price on March 1, 2010. The weighted-average fair value of the stock option grants was $17.10 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 36.2%; expected dividend yield of zero; risk-free interest rate of 2.71%; and an average expected life of 6.125 years. Restricted stock units were valued at $42.71 per unit, which was the closing price of the underlying common stock on March 1, 2010.

(5)	Vests in 1/3 increments during employment beginning on the first anniversary of the March 1, 2010 grant date.

Management Incentive Plan

For 2010, the Compensation Committee approved annual incentive awards composed of three components: Operating Earnings, Return on Tangible Capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 39% to 93% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

A significant portion of each named executive officer’s incentive opportunity (70% — 75%) was based on the two financial components. Each year, the Compensation Committee sets Operating Earnings target, threshold and maximum amounts. If the Company reaches the threshold Operating Earnings amount, the executive is eligible for a threshold payment of 25% of the Operating Earnings component of the incentive award, with increases in payout as Operating Earnings reach the target amount. Exceeding the Operating Earnings target amount will result in payments above the target incentive award amount, up to a maximum of 150%. Similarly, the Compensation Committee sets yearly Return on Tangible Capital target, threshold and maximum amounts. At the threshold Return on Tangible Capital amount the executive receives 25% of the Return on Tangible Capital component of the incentive award, with increases in payout as Return on Tangible Capital reaches the target amount. Exceeding the target Return on Tangible Capital amount will result in payments above the target incentive amount up to a maximum of 150%. The remaining portion of the annual incentive opportunity is based on achievement of individual objectives, which are determined subjectively by the named executive officer’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

Restricted Stock Units

Restricted stock units were granted under the Company’s 2006 Stock Incentive Plan. Generally, one-third of the restricted stock units vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. The grant made to Mr. Letham vests in one-third increments beginning on the first anniversary of the grant date. Units convert to an equal number of unrestricted shares of common stock on the date they vest. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the Company until the units vest. Dividend equivalents are credited with interest equal to 4% per year until the units vest.

Stock Options

Stock options were granted under the Company’s 2006 Stock Incentive Plan. Options granted to the named executive officers in 2010 vest during employment in one-third increments on each anniversary of the grant date beginning with the second anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of December 31, 2010 and (2) each outstanding restricted stock unit that has not vested as of December 31, 2010.

							Stock Awards
							Number of
	Option Awards(1)						Shares or	Market
	Number of		Number of				Units of	Value of
	Securities		Securities				Stock	Shares or
	Underlying		Underlying				That Have	Units of
	Unexercised		Unexercised		Option	Option	Not	Stock that
	Options (#)		Options (#)		Exercise	Expiration	Vested	Have Not
Name	Exercisable		Unexercisable(2)		Price ($)	Date(3)	(#)(4)	Vested($)(5)

Robert J. Eck	19,400	(6)	0		21.00	02/21/2012	62,738	3,747,341
	17,056	(7)	34,112	(8)	43.42	03/01/2016
	10,326	(9)	5,163	(10)	57.18	03/01/2017
	8,814	(9)	4,407	(10)	78.81	10/01/2017
	9,749	(9)	19,500	(10)	61.34	03/01/2018
	4,647	(9)	9,294	(10)	56.49	07/01/2018
	0		64,633	(10)	27.59	03/01/2019
	0		62,340	(10)	40.07	03/01/2020

Dennis J. Letham	56,119	(6)	0		21.00	02/21/2012	63,775	3,809,281
	13,552	(9)	6,777	(10)	57.18	03/01/2017
	8,249	(9)	16,500	(10)	61.34	03/01/2018

Ted A. Dosch	0		9,351	(10)	40.07	03/01/2020	12,863	768,307

John A. Dul	9,977	(6)	0		21.00	02/21/2012	12,448	743,519
	4,518	(9)	2,259	(10)	57.18	03/01/2017
	3,375	(9)	6,750	(10)	61.34	03/01/2018
	0		13,002	(10)	27.59	03/01/2019
	0		10,909	(10)	40.07	03/01/2020

Terrance A. Faber	14,214	(7)	28,426	(8)	43.42	03/01/2016	25,325	1,512,662
	6,453	(9)	3,227	(10)	57.18	03/01/2017
	4,124	(9)	8,250	(10)	61.34	03/01/2018

(1)	In accordance with the anti-dilution provisions of the Company’s Stock Incentive plans, this table reflects the adjustment to the number of outstanding options and the exercise prices to reflect the special dividend declared on September 23, 2010.

(2)	Unvested awards are generally forfeited upon termination of employment for any reason, except that Mr. Letham’s employment agreement provides for acceleration of vesting of certain options upon termination of employment in certain circumstances (not including retirement).

(3)	Each option was granted 10 years prior to the expiration date shown in this column.

(4)	Except for Mr. Letham’s 2010 and 2009 grants which vest in 1/3 increments beginning on the first anniversary of grant, restricted stock units vest during employment in 1/3 increments beginning on the second anniversary of each grant date. Unvested awards are generally forfeited upon termination of employment for any reason, except that Mr. Letham’s employment agreement provides for acceleration of vesting of certain restricted stock units upon termination of employment in certain circumstances (not including retirement).

The unvested restricted stock units will vest as follows:

Unit Vesting

Name	3/1/2011	7/1/2011	10/1/2011	3/1/2012	7/1/2012	3/1/2013	3/1/2014

Robert J. Eck	14,003	1,660	1,686	19,618	1,661	16,305	7,805
Dennis J. Letham	28,639	0	0	25,771	0	9,365	0
Ted A. Dosch	3,117	0	0	4,288	0	4,287	1,171
John A. Dul	3,804	0	0	4,213	0	3,065	1,366
Terrance A. Faber	7,869	0	0	8,454	0	7,051	1,951

(5)	Represents the value of shares of common stock covered by the restricted stock units, using $59.73, which was the closing price of the common stock on December 31, 2010.

(6)	These stock options vested in 1/4 increments beginning on the first anniversary of each grant date.

(7)	These stock options vested in 1/3 increments beginning on the fourth anniversary of the grant date.

(8)	These stock options vest during employment in 1/3 increments beginning on the fourth anniversary of the grant date.

(9)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.

(10)	These stock options vest during employment in 1/3 increments beginning on the second anniversary of the grant date.

2010 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during 2010 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired during 2010 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares
	Shares	Realized on	Acquired on	Value
	Acquired on	Exercise	Vesting	Realized on
Name	Exercise (#)	($)(1)	(#)	Vesting ($)(2)

Robert J. Eck	16,873	398,134	8,848	394,880
Dennis J. Letham	120,492	3,455,697	25,326 (3)	1,075,595 (3)
Ted A. Dosch	0	0	0	0
John A. Dul	6,015	211,900	4,675	198,547
Terrance A. Faber	9,713	315,888	2,770	117,642

(1)	Each executive immediately disposed of all shares acquired on exercise, except for 2,200 shares acquired on exercise and held by Mr. Eck, 15,777 shares acquired on exercise and held by Mr. Letham and 2,656 shares acquired on exercise and held by Mr. Dul. Represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold, or in the case of shares held after exercise, the difference between the exercise price and the average of the high and low prices of the stock on the NYSE on the date of the exercise, in each case multiplied by the number of shares of common stock covered by the options exercised.

(2)	Represents the value of the common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of the stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of the stock on the NYSE, if the vesting date is not a trading day.

(3)	Mr. Letham previously elected to defer the conversion of 6,049 restricted stock units that vested on March 1, 2010. The units converted to common stock on March 1, 2011 and are included in the totals shown. 14,715 restricted stock units that vested in 2009 were converted on March 1, 2010 and are not included in the totals shown.

2010 PENSION BENEFITS

The Company provides defined benefit pension benefits under the Company’s Pension Plan, Excess Benefit Plan and the Supplemental Executive Retirement Plan (“SERP”). This table shows (1) the years of service credited to each named executive officer under each plan and (2) the present value of the accumulated benefit payable under each plan to each named executive officer upon retirement at age 65.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Year ($)

Robert J. Eck	Anixter Inc. Pension Plan	21.00	1,061,186	0
	Anixter Inc. Excess Benefit Plan	21.00	189,566	0
Dennis J. Letham	Anixter Inc. Pension Plan	17.50	1,697,845	0
	Anixter Inc. Excess Benefit Plan	17.50	66,553	0
	Anixter Inc. SERP	17.50	2,280,903	0
Ted A. Dosch	Anixter Inc. Pension Plan(3)	1.95	4,683	0
John A. Dul	Anixter Inc. Pension Plan	21.42	495,218	0
	Anixter Inc. Excess Benefit Plan	21.42	5,708	0
Terrance A. Faber	Anixter Inc. Pension Plan	10.42	350,501	0
	Anixter Inc. Excess Benefit Plan	10.42	5,210	0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of December 31, 2010 which is the same measurement date used for financial statement reporting purposes in the Company’s 2010 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same December 31, 2010 measurement date used for financial statement reporting purposes in the Company’s 2010 Form 10-K.

(3)	Pension benefit based on formula described below applicable to hires after June 1, 2004.

Pension Plan and Excess Benefit Plan

The Pension Plan is a tax-qualified pension plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The monthly benefit formula for all employees hired prior to June 1, 2004 provides an amount equal to the employee’s years of continuous service (not to exceed 30) multiplied by the sum of 0.65% of the portion of the employee’s Final Average Pay that is less than or equal to 1/12 of the employee’s Covered Compensation (an amount specified in the Pension Plan based on year of birth), plus 1.3% of the portion of the employee’s Final Average Pay in excess of 1/12 of the employee’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including but not limited to overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during a 60-consecutive month period occurring in the 120-month period prior to termination of employment, taking into account the applicable Code limits. The monthly benefit formula for employees hired on or after June 1, 2004 is the sum of 0.15% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 0.20% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater.

The Excess Benefit Plan is available to US employees hired prior to June 1, 2004 who are recommended by the Chief Executive Officer and approved by the Compensation Committee. It utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary and bonus (as described above) and annual benefits that cannot be taken into account under the Pension Plan due to Code limits. The purpose of the Excess Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus and any benefit amounts restricted by Code limits.

A participant is eligible to receive a retirement benefit under the Pension Plan and the Excess Benefit Plan after completing five years of service. The normal retirement age for receiving full benefits under the Pension Plan and the Excess Benefit Plan is 65. Employees hired prior to June 1, 2004, after attaining age 55, may retire and elect to receive early payment, although the amounts paid are actuarially reduced to reflect the longer payment period. An employee who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Employees hired on or after June 1, 2004 may retire at any age after completing five years of service and receive benefit payments subject to actuarial reduction. The Company does not grant extra years of credited service under the Pension Plan or Excess Benefit Plan. Participants in the Pension Plan hired prior to June 1, 2004 may elect to receive payments as follows: single life annuity, 10-year certain with life annuity, joint and survivor annuity, and joint and contingent annuity. Participants in the Excess Benefit Plan may elect to receive payments as follows: single life annuity and joint and survivor annuity. Lump sums are also available under the Pension Plan and Excess Benefit Plan if under $10,000. Participants in the Pension Plan hired on or after June 1, 2004 may elect to receive payments as follows: single life annuity, joint and survivor annuity, and lump sum. The lump sum payable to employees hired on or after June 1, 2004 cannot be less than the sum of 2.0% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater. Currently, Mr. Letham and Mr. Faber are eligible for early retirement payments under the Pension Plan and the Excess Benefit Plan.

SERP

Effective as of August 4, 2004, Mr. Letham participated in the SERP. Under the SERP, Mr. Letham is eligible to receive a monthly normal retirement benefit commencing at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits payable to him under Social Security, the Pension Plan and Excess Benefit Plan. Mr. Letham has made an irrevocable election to receive benefits upon retirement. Retirement prior to age 65 will actuarially reduce Mr. Letham’s retirement benefit (using the factors set forth in the Pension Plan). Mr. Letham is fully vested in the SERP.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan, Excess Benefit Plan and SERP are set forth in Note 10 to the Company’s Consolidated Financial Statements contained in the Company’s 2010 Form 10-K.

2010 NONQUALIFIED DEFERRED COMPENSATION

Deferrals under the Company’s Deferred Compensation Plan

This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last	in Last	Last	Distributions	Last
Name	FY ($)(1)	FY ($)	FY ($)(2)	($)	FYE ($)(3)

Robert J. Eck	0	0	44,768	0	884,289
Dennis J. Letham	0	0	120,173	0	2,373,680
Ted A. Dosch	20,526	0	737	0	21,263
John A. Dul	0	0	26,323	0	519,954
Terrance A. Faber	0	0	2,624	0	51,814

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation”.

(2)	The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Eck $4,310; Mr. Letham $11,570; Mr. Dosch $90; Mr. Dul $2,534 and Mr. Faber $253.

(3)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck $281,579; Mr. Letham $1,072,168; Mr. Dosch $20,616; Mr. Dul $377,136 and Mr. Faber $31,244.

Selected employees are eligible to participate in the DCP. Under the DCP, employees may defer up to 50% of base salary and up to 100% of annual non-equity incentive. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate the Company’s long-term borrowing rate. For 2010, the average crediting rate was 5.33%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if the Company meets or exceeds certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2010, enhanced crediting was paid for the second, third and fourth quarters.

All deferrals must remain in the DCP for at least five years from deferral date, except for terminations due to retirement, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the DCP for five years. Participants terminating prior to age 55 may elect to defer receipt of pre-2005 deferrals to a specified date not later than age 55. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the DCP and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, such changes must be made at least 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

Deferrals under the 2001 and 2006 Stock Incentive Plans

This table shows information regarding each named executive officer’s deferrals under the Company’s 2001 and 2006 Stock Incentive Plans (“SIP”).

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings		Withdrawals/	Balance at
	in Last	in Last	in Last		Distributions	Last
Name	FY ($)	FY ($)(1)	FY ($)		($)	FYE ($)(2)

Robert J. Eck	0	203,899	1,430	(3)	0	205,329
Dennis J. Letham	256,901 (4)	207,269	37,730	(5)	624,946 (6)	570,030 (7)
Ted A. Dosch	0	41,805	293	(3)	0	42,098
John A. Dul	0	40,456	284	(3)	0	40,740
Terrance A. Faber	0	82,306	577	(3)	0	82,883

(1)	Represents the deferred dividend equivalents allocated to unvested restricted stock units which are not reported in the Summary Compensation Table in this Proxy Statement.

(2)	Unless otherwise noted, amounts shown are not reported in any summary compensation table.

(3)	Represents interest credited on dividend equivalents allocated to unvested restricted stock units which is not reported in the Summary Compensation Table in this Proxy Statement.

(4)	Represents the value of the restricted stock units that vested in 2010 but conversion to common stock was deferred pursuant to Mr. Letham’s advance election, based on the stock price at the time of vesting. This amount is not reported in the Summary Compensation Table in this Proxy Statement.

(5)	Includes unrealized appreciation on stock units of $104,406 from the date of deferral through December 31, 2010, $68,130 of realized depreciation on conversion of deferred restricted stock units that vested in 2009 and $1,454 of interest credited on dividend equivalents allocated to unvested restricted units, none of which were reported in the Summary Compensation Table in this Proxy Statement.

(6)	Includes distribution of executive contributions of $432,768 and realized appreciation of $192,178 on conversion of previously deferred restricted stock units.

(7)	Includes executive contributions of $256,901, unrealized appreciation of $104,406 on the deferred stock units, $207,269 of deferred dividend equivalents allocated to unvested restricted stock units as well as $1,454 of interest credited on said dividends, none of which were reported in the Summary Compensation Table in this Proxy Statement.

Restricted stock units were granted under the Company’s 2001 and 2006 Stock Incentive Plans. Generally, one-third of the units vests during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. Units generally convert to an equal number of unrestricted shares of common stock on the date they vest and are paid to the holder of the units at such time. Holders of restricted stock units are credited with dividend equivalents at the time dividends are paid. The deferred dividend equivalents are credited annually with interest at a rate equal to 4% per year until the units vest, at which time the dividend equivalents and accrued interest are paid to the executive. The interest credited on the deferred dividend equivalents is reflected in the “Aggregate Earnings in Last FY” column above.

Executive officers covered by Section 162(m) of the Code could make an advance election to defer receipt of the restricted stock units granted in 2005 through 2007 to a date later than the date on which the units vest, although they receive the related accrued dividend equivalents and interest at the time the units vest. At the later date selected by the executive, the units are converted to unrestricted shares of common stock and paid to the executive. Any dividend equivalents accruing after the vesting date are paid to the executive at the time they are accrued. The first deferral of stock units pursuant to such an election did not occur until 2007, when the first portion of the grants made in 2005 vested. Conversions of stock units granted after 2007 are not permitted to be deferred past the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement

The Company has an Employment Agreement with Mr. Letham that provides benefits upon certain terminations of employment, including termination following a change in control of the Company. These benefits are in addition to the benefits to which he would be entitled upon a termination of employment generally, such as the vested retirement benefits described in the Pension Benefits and Nonqualified Deferred Compensation sections of this Proxy Statement, and stock options and restricted stock units that have vested prior to termination.

Under the terms of Mr. Letham’s Employment Agreement, if he terminates his employment with the Company for good reason, as discussed more fully below, or if the Company terminates his employment for other than cause, he is entitled to the following benefits: (i) payment of a pro rata portion of his bonus for the year in which termination occurs, (ii) payment of his salary for the next two years, (iii) payment of a termination bonus equal to the sum of the bonuses paid to him for the two fiscal years preceding the fiscal year in which the termination occurs, (iv) any restricted stock units and stock options that would have vested during the 180-day period following the date of termination will be deemed vested as of such termination date, and (v) coverage under the group health plan will continue for two years after termination (or if earlier, until he is eligible for coverage under a group health plan of another employer), with COBRA coverage available at the end of the second year. In addition, if such termination of employment occurs within two years of a change in control of the Company, all of Mr. Letham’s restricted stock units and stock options will vest immediately. For purposes of Mr. Letham’s Employment Agreement, “bonus” includes the amounts reflected in the “Bonus” and the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table in this Proxy Statement. The amounts due to Mr. Letham as described above shall be limited if such payments would constitute “excess parachute payments” within Section 280G of the Code, so that Mr. Letham shall not receive benefits greater than 333% of the “base amount” (as defined in Section 280G of the Code) or 299.99% of the “base amount” plus $100,000.

For purposes of the Employment Agreement:

•	A change of control will occur if any third person (other than Samuel Zell and his affiliates) acquires more than 50% of the Common Stock of the Company, there is a stockholder approved complete liquidation or dissolution of the Company, there is a sale of all or substantially all the assets of the Company, there is a merger, consolidation or similar event and 50% or less of the outstanding common stock prior to such event is held by the same persons after the event, or if the majority of the directors of the Company is comprised of individuals who were not directors nominated by the previous Board.

•	Good reason includes a material breach of the agreement by the Company, a material adverse change in Mr. Letham’s authority, the assignment to Mr. Letham of duties which are inconsistent with the duties historically defined and the relocation of the Company’s principal business office to more than 100 miles from its current location within two years of a change in control.

•	Cause includes illegal or unethical acts or omissions by Mr. Letham that could materially injure the Company or that the Board determines to be a detriment to Mr. Letham’s position or his ability to perform, willful and material breach of his fiduciary obligations or of the agreement, or willful failure or refusal to follow the lawful and good faith directions of the Board.

Mr. Letham’s Employment Agreement contains restrictive covenants that remain in effect until the end of the two-year severance period for Mr. Letham. The restrictive covenants prohibit Mr. Letham from (i) soliciting for employment any Company employees or former employees employed within six months of the solicitation, (ii) directly or indirectly engaging or assisting any person in engaging in any activities competitive to the Company, (iii) attempting to divert, solicit or assist others in soliciting a current or prospective customer, supplier, contractor or service provider of Company or an affiliate and (iv) making any critical or disparaging comments about the Company or an affiliate.

The following table shows the amounts that would be paid to Mr. Letham pursuant to his Employment Agreement assuming a qualifying termination of employment occurred at fiscal year end.

Termination Payments	Dennis J. Letham

Termination Without Change in Control(1)
— Pro rata Bonus	$633,650
— Salary	1,100,000
— Termination Bonus	375,000
— Vesting of options/units that vest within 180 days of termination	1,727,889
— Group Health Plan	12,333

— Total	$3,848,872
Termination With Change of Control(2)
— Pro rata Bonus	$633,650
— Salary	1,100,000
— Termination Bonus	375,000
— Vesting of all options/units	3,826,562
— Group Health Plan	12,333

— Total	$5,947,545

(1)	Termination for good reason by Mr. Letham or without cause by the Company at any time. Includes 12 months’ pro rata bonus valued at full value actually received for 2010; two years payment of salary; termination bonus equal to the bonuses actually paid for the two preceding fiscal years; the value of the vesting of any unvested stock units and options that would occur within 180 days of termination; and the Company’s portion of two years of group health plan coverage. The vesting of the unvested stock units is valued at the year end closing price for the Company’s common stock. The vesting of the unvested options is valued at the difference between the exercise price and the year end closing price of the Company’s common stock.

(2)	Termination for good reason by Mr. Letham or without cause by the Company within two years following a change in control of the Company. Includes 12 months’ pro rata bonus valued at full value actually received for 2010; two years payment of salary; termination bonus equal to the bonuses actually paid for the two preceding fiscal years; the value of the vesting of all unvested stock units and options; and the Company’s portion of two years of group health plan coverage. The vesting of the unvested stock units is valued at the year end closing price for the Company’s common stock. The vesting of the unvested options is valued at the difference between the exercise price and the year end closing price of the Company’s common stock.

The vesting of unvested stock units and options does not involve any payments by the Company. The group health plan coverage is paid directly by the Company. An amount equal to 25% of the termination bonus and salary is payable on the seventh month following termination, and 4.166667% of such amount is payable each month thereafter, ending 24 months after termination. If payments are not subject to Code Section 409A(a)(2)(B)(i), then payments are made in 24 equal monthly installments beginning on the first day of the month following termination.

Stock Incentive Plans

The Company’s Stock Incentive Plans provide that (i) if an employee’s employment is terminated for other than death or cause, vested stock options can be exercised for 90 days after termination (or if earlier, the expiration of the option term), and if the employee subsequently dies within such 90-day period, such vested options can be exercised for 12 months following such death (or if earlier, the expiration of the option term); (ii) if an employee’s employment is terminated due to death, the stock option can be exercised for 12 months (or if earlier, the expiration of the option term); and (iii) if an employee’s employment is terminated for cause (as determined by the Compensation Committee in its sole discretion), all options expire on the date of such termination. Options granted in 2010 and after may be exercised until the earlier of their stated term or 12 months after retirement to the extent the options are exercisable at retirement. If the employee should die within this period, the above described options may be exercised for 15 months following retirement or if earlier, the end of their stated term.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)	($)(2)	Total ($)

Lord James Blyth	0	155,038	155,038
Frederic F. Brace	68,500	125,052	193,552
Linda Walker Bynoe	71,700	125,052	196,752
Robert L. Crandall	0	64,772	64,772
Robert W. Grubbs	0	135,141	135,141
F. Philip Handy	0	165,080	165,080
Melvyn N. Klein	88,500	125,052	213,552
George Muñoz	0	193,585	193,585
Stuart M. Sloan	0	155,038	155,038
Thomas C. Theobald	10,000	45,001	55,001
Matthew Zell	0	135,141	135,141
Samuel Zell	0	300,102	300,102

(1)	Directors who are employees of the Company are not compensated for their Board service. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended, (ii) a $5,000 annual retainer for the chair of the Nominating and Governance Committee, (iii) a $10,000 annual retainer for the chair of the Compensation Committee; (iv) $3,500 for each Audit Committee meeting attended and a $20,000 annual retainer for the chair of the Audit Committee and (v) an annual retainer of $125,000, except for the Chairman of the Board who received an annual retainer of $300,000. The Chairman of the Board does not receive any fees for meetings attended. Annual retainers are paid in vested stock units; each director may elect to receive meeting fees and chair retainers in cash or in stock units. The annual retainer and any chair retainers elected to be received in stock units are paid quarterly in vested stock units by dividing one-fourth of the amount due by the closing price of the common stock on the last trading day before the grant date. Any meeting fees elected to be received in stock units are paid at the beginning of the next calendar quarter using the closing price of the common stock on the last trading day before the grant date. The stock units convert to Common Stock at a pre-arranged time selected by each director prior to the grant date. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation. Any amounts elected to be received in cash are paid quarterly as earned. Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Awards” column. To maintain comparability from year-to-year, the amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2010, regardless of when such compensation was actually paid. Messrs. Crandall and Theobald served on the Board of Directors until the 2010 Annual Meeting of Stockholders, at which time neither stood for reelection.

(2)	Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect the Company’s expense with respect to stock units granted for services rendered during 2010. The following stock awards were outstanding at calendar year end for each non-employee director:

Vested Outstanding
Name	Stock Units

Lord James Blyth	44,168
Frederic F. Brace	4,699
Linda Walker Bynoe	14,542
Robert L. Crandall	0
Robert W. Grubbs	8,003
F. Philip Handy	16,945
Melvyn N. Klein	20,963
George Muñoz	20,106
Stuart M. Sloan	17,203
Thomas C. Theobald	7,166
Matthew Zell	27,124
Samuel Zell	49,369

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 18, 2011, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors and officers as a group.

				Options
		Common		for Common		Percent
Name of Beneficial Owner(1)	Stock Units(2)	Stock		Stock(3)	Total(4)	of Class

Lord James Blyth	44,692	—		—	0	*
Frederic F. Brace	5,223	—		—	0	*
Linda Walker Bynoe	15,066	2,000	(5)	—	2,000	*
Robert W. Grubbs	8,527	167,103		145,445	312,548	*
F. Philip Handy	17,469	53,795	(6)	—	53,795	*
Melvyn N. Klein	21,487	32,400		—	32,400	*
George Muñoz	20,630	3,608		—	3,608	*
Stuart Sloan	17,727	62,942		—	62,942	*
Matthew Zell	27,648	12,500	(7)	—	12,500	*
Samuel Zell	50,625	4,928,397	(8)	—	4,928,397	14.3%
Robert J. Eck	65,159	33,178		119,350	152,528	*
Dennis J. Letham	35,136	183,385		80,477	263,862	*
Ted A. Dosch	13,316	4,156	(9)	—	4,156	*
John A. Dul	11,322	17,655	(10)	27,838	45,493	*
Terrance A. Faber	21,026	19,308		8,249	27,557	*
All directors and executive officers as a group including the above named persons	413,187	5,543,471		400,767	5,944,238	17.1%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant. None of the stock units listed in this column will convert within 60 days.

(3)	All options are exercisable within 60 days.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which covert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(6)	All shares are held in a margin account.

(7)	All shares are held by the Matthew Zell Revocable Trust, of which Mr. Zell is the sole trustee and beneficiary.

(8)	The shares of Common Stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 4,647,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such common shares. 140,375 shares are owned directly by Mr. Zell. (Also, see the Security Ownership of Principal Stockholders Table in this Proxy Statement.) Of these shares, 3,853,697 shares are pledged.

(9)	Includes 2,000 shares held by the Ann E. Dosch Trust, the trustee of which is Ann E. Dosch, spouse of Mr. Dosch.

(10)	Of these shares, 4,045 are held in a margin account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2010.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 18, 2011 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

Title	Name and Address of	Amount and Nature of		Percent
of Class	Beneficial Owner	Beneficial Ownership		of Class

Common	Samstock/SIT, L.LC.	4,647,147	(1)	14.3%
	Samstock/ZFT, L.L.C.	55,588
	Samstock/Alpha, L.L.C.	55,587
	SZ Intervivos QTIP Trust	28,700
	Samuel Zell	141,375
	Two North Riverside Plaza
	Chicago, IL 60606
Common	Neuberger Berman Group LLC	2,419,161	(2)	7.0%
	605 Third Avenue
	New York, NY 10158
Common	BlackRock, Inc.	2,304,164	(3)	6.7%
	40 East 52nd Street
	New York, NY 10022
Common	The Vanguard Group, Inc.	1,849,851	(4)	5.4%
	100 Vanguard Blvd.
	Malvern, PA 19355

(1)	Samstock/ SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, L.L.C., a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such shares. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. The total does not include 50,625 restricted stock units owned by Mr. Zell.

(2)	According to Schedule 13G, dated February 14, 2011, Neuberger Berman Group LLC has shared power to vote 2,254,344 shares and shared power to dispose of 2,419,161 shares.

(3)	According to Schedule 13G, dated January 2, 2011, BlackRock, Inc. has sole power to vote 2,304,164 shares and sole power to dispose of 2,304,164 shares.

(4)	According to Schedule 13G, dated February 9, 2011, The Vanguard Group, Inc. has sole power to vote 43,538 shares, shared power to dispose of 43,538 shares and sole power to dispose of 1,806,313 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

David Grubbs, brother of Robert Grubbs (a director of the Company), has an interest in Structured Innovations Ltd., which acts as a manufacturer representative (the “Representative”) to certain Company suppliers. The suppliers’ relationship with the Company predates their relationship with the Representative. Although the Company is not a party to any arrangements between the Representative and the Company’s suppliers, the Company is aware that the Representative receives a commission from such suppliers on the Company’s sales of such suppliers’ products into certain regions. Total Company sales (on a cost of goods sold basis) of these suppliers’ products in 2010 were approximately $156.8 million, of which only a portion of these sales result in a commission to the Representative. Total Company sales into regions for which the Representative may receive a commission were approximately $9.8 million.

Various Company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At the Audit Committee’s February meeting it reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2010, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

			Number of securities
			remaining available for
	Number of		future issuance under
	securities to be	Weighted-average	equity compensation
	issued upon exercise	exercise price of	plans (excluding
	of outstanding	outstanding options,	securities
	options, warrants	warrants and	reflected in the first
	and rights(1)	rights(2)	column)(3)

Equity compensation plans approved by security holders	2,268,344	$40.60	2,363,769
Equity compensation plans not approved by security holders	19,875	$20.21	0
Total	2,288,219	$40.27	2,363,769

(1)	The number shown is the number of shares that, as of December 31, 2010, may be issued upon exercise of 1,234,882 outstanding options and vesting of 1,053,337 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of December 31, 2010, may be issued upon exercise of options and other equity awards that may be granted in the future under the Plans.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 9, 2011 in order to be considered for inclusion in the Company’s Proxy Statement and Proxy relating to the 2012 Annual Meeting of Stockholders. Under the Company’s by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by the Company no earlier than January 13, 2012 and no later than February 12, 2012 in order to be considered at the 2012 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless Anixter International Inc. has received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from the Company’s website at http://www.anixter.com/IRContacts. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 7, 2011

By Order of the Board of Directors

John A. Dul, Secretary

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

   COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1, 2 and 4 and a vote of “3 Years” for Item 3.

1.	Election of the	01 Lord James Blyth	07 Melvyn N. Klein	☐	Vote FOR	☐	Vote WITHHELD
	following nominees	02 Frederic F. Brace	08 George Muñoz		all nominees		from all nominees
	as directors:	03 Linda Walker Bynoe	09 Stuart M. Sloan		(except as marked)
		04 Robert J. Eck	10 Matthew Zell
		05 Robert W. Grubbs	11 Samuel Zell
06 F. Philip Handy
ò     Please fold here – Do not separate     ò

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote to approve the Company’s executive compensation.			☐	For	☐	Against	☐	Abstain

3.	Advisory vote to select the frequency of the advisory vote on the Company’s executive compensation.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4.	Ratification of Ernst & Young LLP as Independent Auditors for Fiscal 2011.			☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2 AND 4, AND 3 YEARS FOR PROPOSAL 3 AND FOR SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT(S) THEREOF.
☐	Please check this box if you intend to be present at the meeting.

☐
By checking this box, I consent to access future annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANIXTER INTERNATIONAL INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 12, 2011
8:30 A.M. Central time
Two North Riverside Plaza
24th Floor
Chicago, Illinois
Anixter International Inc. (the “Company”) provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company or the Company’s transfer agent, Wells Fargo Shareholder Services, St. Paul, MN, that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2011.
The 2011 Proxy Statement is available at
www.anixter.com/Proxy
The 2010 Annual Report is available at
www.anixter.com/AnnualReports

Anixter International Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2011.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 4 and for “3 Years” for Item 3.
By signing the proxy, you revoke all prior proxies and appoint John A. Dul, Dennis J. Letham, and Robert J. Eck, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

www.eproxy.com/axe
Use the Internet to vote your proxy
until 12:00 p.m. (CT) on
May 11, 2011.

PHONE

1-800-560-1965
Use a touch-tone telephone to
vote your proxy until 12:00 p.m. (CT)
on May 11, 2011.

MAIL
Mark, sign and date your proxy
card and return it in the
postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
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